UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 18, 2018
Date of Report (Date of earliest event reported)

CAI International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33388	94-3109229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105
(Address of principal executive offices, including ZIP Code)

Registrant’s telephone number, including area code: (415) 788-0100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Wells Fargo Term Loan Agreement

On October 18, 2018, Container Applications Limited (“CAL”), a wholly-owned subsidiary of CAI International, Inc. (the “Company”), entered into a Term Loan Agreement by and among CAL, as Borrower, the Company, as Guarantor, the lending institutions from time to time listed on Schedule 1 thereto, and Wells Fargo Bank N.A., as administrative agent (the “Term Loan Agreement”).  The Term Loan Agreement provides for a five-year term loan to CAL in aggregate principal amount of $100 million, which amount is secured by certain assets of the Company and CAL, and is guaranteed by the Company.

The outstanding principal amounts under the term loan bear interest at a fixed rate per annum of 4.567%.  Beginning on December 20, 2018, and on the 20th day of March, June, September and December of each year prior to the maturity date, CAL will make a principal payment of $1.5 million plus any accrued interest.  The remaining principal balance and accrued interest will be paid on the maturity date.  The term loan may be prepaid at any time subject to payment of certain LIBOR breakage fees and other customary fees.

The Term Loan Agreement also contains customary affirmative and negative covenants, financial covenants, representations and warranties, events of default and other provisions, all of which are consistent with the Company’s senior revolving credit facility.

The foregoing summary of the Term Loan Agreement does not purport to be complete, and is subject to and is qualified in its entirety by the terms of the Term Loan Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Third Amended and Restated Revolving Credit Facility - CAI Rail

On October 22, 2018, CAI Rail Inc. (“CAI Rail”), a wholly owned subsidiary of the Company, entered into a Third Amended and Restated Revolving Credit Agreement (the “Restated Credit Agreement”) among CAI Rail, as Borrower, the Company, as Guarantor, the lending institutions from time to time listed on Schedule 1 thereto (the “Lenders”), MUFG Union Bank, N.A., as administrative agent and lead arranger and bookrunner, Bank of America, N.A., as syndication agent, and ING Bank, a branch of ING-Diba AG and The Huntington National Bank, as co-documentation agents.  The Restated Credit Agreement provides for a five-year revolving credit facility of up to $550 million for the acquisition of railcars by CAI Rail, which is secured by all of the assets of CAI Rail and guaranteed by the Company.  The Restated Credit Agreement amends and restates the terms of that certain Second Amended and Restated Revolving Credit Agreement, dated October 22, 2015, among CAI Rail, the Company and the financial institutions referred to therein (as amended, the “Prior Facility”).

Among other things, the Restated Credit Agreement (i) extends the maturity date from October 22, 2020 to October 23, 2023, (ii) increases the total commitment level from $500 million to $550 million, with ability to increase the facility by an additional $150 million, subject to certain conditions, (iii) revises the interest rates under the facility to be consistent the Company’s senior revolving credit facility, (iv) revises certain of the covenants, restrictions and events of default under the Credit Agreement to provide the Company and CAL with additional flexibility, including an increase in the maximum total leverage ratio from 3.75:1.00 to 4.00:1.00, subject to certain conditions, (iv) revises the commitments and composition of the lender syndicate under the Restated Credit Agreement and (v) makes certain other amendments to conform to the terms of the Company’s senior revolving credit facility. Except as described above, the other material terms of the Restated Credit Agreement are substantially the same as the Prior Facility.

The foregoing summary of the Restated Credit Agreement does not purport to be complete, and is subject to and is qualified in its entirety by the terms of the Restated Credit Agreement, which is attached hereto as Exhibit 10.2, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 of this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Term Loan Agreement, dated October 18, 2018, among Container Applications Limited, CAI International, Inc., the lending institutions from time to time listed on Schedule 1 thereto, and Wells Fargo Bank, N.A., as administrative agent.

10.2
Third Amended and Restated Revolving Credit Agreement, dated October 22, 2018, among CAI Rail Inc., CAI International, Inc., the lending institutions from time to time listed on Schedule 1 thereto, MUFG Union Bank, N.A., as administrative agent and lead arranger and bookrunner, Bank of America, N.A., as syndication agent, and ING Bank, a branch of ING-Diba AG and The Huntington National Bank, as co-documentation agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: October 23, 2018	By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: Chief Financial Officer